RADIO ONE, INC. AND SUBSIDIARY
                         ------------------------------

                       RATIO OF EARNINGS TO FIXED CHARGES
                       ----------------------------------

            FOR THE YEARS ENDED DECEMBER 27, 1992, DECEMBER 26, 1993
            --------------------------------------------------------

                 DECEMBER 25, 1994, DECEMBER 31, 1995 AND 1996
                 ---------------------------------------------

        AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 30, 1997
        ----------------------------------------------------------------


                                                                          DECEMBER
                                     --------------------------------------------------------------------------------------
                                          1992                1993           1994               1995             1996
                                     --------------     --------------    --------------   --------------    --------------
                                                                                       (Dollars in Thousands)
Earnings

    Net income (loss)                $    127,000        $    14,000      $  1,223,000     $ (1,856,000)      $ (3,609,000)

Add:
    Provision for income taxes               -                92,000            30,000            -                  -
    Extraordinary item                       -               138,000              -             468,000              -
    Fixed charges (1)                   1,198,000          2,086,000         2,783,000        5,588,000          7,762,000
                                     --------------     --------------    --------------   --------------    --------------
          Total earnings             $  2,108,000        $ 2,330,000      $  4,036,000     $  4,200,000        $ 4,153,000
                                     ==============     ==============    ==============   ==============    ==============
Fixed charges(1)                     $  1,981,000        $ 2,086,000      $  2,783,000     $  5,588,000        $ 7,762,000
                                     ==============     ==============    ==============   ==============    ==============
Ratio of earnings to fixed
  charges                                    1.06               1.12              1.45             0.75               0.54
                                     ==============     ==============    ==============   ==============    ==============

                                                      MARCH
                                        --------------------------------
                                            1996               1997
                                        --------------    --------------
Earnings                                           (UNAUDITED)

    Net income (loss)                   $ (1,926,000)     $  (1,960,000)

Add:
    Provision for income taxes                 -                  -
    Extraordinary item                         -                  -
    Fixed charges (1)                      1,856,000          1,842,000
                                        --------------    --------------
          Total earnings                 $   (70,000)     $    (118,000)
                                        ==============    ==============
Fixed charges(1)                         $ 1,856,000      $   1,842,000
                                        ==============    ==============
Ratio of earnings to fixed
  charges                                       0.04              0.06
                                        ==============    ==============


(1) Fixed charges represented interest expense, including amortization of discounts and the component of rent expense believed by management to be representative of the interest factor (one-third of rent expense).